Exhibit 99.1

Prospect Global Completes Senior Debt Restructuring

DENVER, CO, April 16, 2013 — /PRNewswire/ — Prospect Global Resources, Inc. (NASDAQ: PGRX) announced today the successful restructuring of its long-term debt with the Karlsson Group (“KG”), advancing its long-term plan to build a potash mine in the Holbrook Basin of Arizona.

Key highlights include:

•                  Debt maturity extended to July 2015; interim principal payment of $30 million due January 2015

•                  Interim payments to KG decreased to 10% of any capital raised after $10 million of capital raised (previously 40% of any capital raised)

•                  Restructured $6.75 million Unsecured Notes from 3rd party to extend maturity dates, and reduced interim capital payments to 10% of any capital raised after $10 million of capital raised (previously 33% of any capital raised)

•                  The Company is required to meet interim financing milestones to fund the continued development of the Holbrook Basin project

“We are very pleased with the outcome of our restructuring efforts”, said Damon Barber, Prospect Global’s President and Chief Executive Officer. “The restructuring of our debt marks a significant step forward for the company.  Despite the recent volatility in our stock price, we believe that we are now well-positioned to move forward in building long-term value for all shareholders.”

About Prospect Global Resources Inc. [PGRX]:

Regarding Forward-Looking Statements

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding current and future classification of our potash resources and development of our potash mining facility.  Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, and the additional risks described in Prospect Global’s filings with the SEC, including Prospect Global’s Annual Report on Form 10-K for the year ended March 31, 2012. Most of these factors are beyond Prospect Global’s ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, Prospect Global does not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

About Prospect Global Resources, Inc.

Prospect Global Resources, Inc. is a Denver-based company engaged in the exploration and development of a large, high-quality potash deposit located in the Holbrook Basin of eastern Arizona. The company’s stock is traded on the NASDAQ Stock Exchange under the ticker symbol PGRX.

Additional details about Prospect Global Resources Inc. can be viewed at the Company’s website, www.prospectgri.com.

For further information, please contact:

Mr. Gregory Dangler, CFO

+1 (303) 990-8444